Exhibit 10(a)

AMENDED AND RESTATED GAS PURCHASE AND SALES AGREEMENT BETWEEN NORTH JERSEY ENERGY ASSOCIATES AND PUBLIC SERVICE ELECTRIC AND GAS COMPANY

AMENDED AND RESTATED GAS PURCHASE AND SALES AGREEMENT

This Amended and Restated Gas Purchase and Sales Agreement (the "Agreement") is entered into as of March 26, 2004, by and between Public Service Electric and Gas Company ("PSE&G"), a New Jersey corporation, and North Jersey Energy Associates, A Limited Partnership ("NJEA"), a New Jersey limited partnership.

WITNESSETH:
WHEREAS, NJEA owns a nominal 300 MW natural gas-fired electricity and steam generating plant located in the borough of Sayreville, New Jersey (the "Facility");

WHEREAS, NJEA and Jersey Central Power & Light Company ("JCP&L") entered into a Power Purchase Agreement dated as of October 22, 1987, as amended to date ("the Existing PPA"), pursuant to which the Facility requires up to 57,500 dekatherms per day of natural gas to generate the electric power and steam required to meet NJEA's contractual sales obligations thereunder;

WHEREAS, NJEA and PSE&G entered into a Gas Purchase and Sales Agreement dated as of May 4, 1989, as amended to date (the "Gas Purchase Agreement"), which provides, among other things, for (1) PSE&G to provide gas transportation service to NJEA over the PSE&G system in order to deliver gas that NJEA has procured for the Facility, (2) the sale of gas to PSE&G by NJEA on certain peak days for PSE&G's system supply and (3) the purchase by NJEA of a portion of its gas requirements for the Facility from PSE&G;

WHEREAS, NJEA and JCP&L have entered into an Amended and Restated Power Purchase Agreement dated as of May 16, 2003 (the "Amended and Restated Power Purchase Agreement"), that amends the Existing PPA and alters NJEA's gas supply requirements for the Facility;

WHEREAS, in anticipation of the effectiveness of the Amended and Restated Power Purchase Agreement, NJEA and PSE&G entered into the Amendment to Gas Purchase and Sales Agreement dated as of August 20, 2003 (the "Gas Amendment"), to provide for, among other things, the supply of NJEA's total fuel requirements for the Facility;

WHEREAS, pursuant to Section 15(c) of the Gas Amendment, NJEA and PSE&G agreed to use reasonable and good faith efforts to agree upon and execute a consolidated amended and restated gas purchase agreement, reflecting the terms of the Gas Purchase Agreement as amended by the Gas Amendment;

WHEREAS, NJEA and PSEG Energy Resources and Trade, LLC ("ERT") are parties to the Capacity Transfer Agreement dated as of October 9, 2003 (the "Capacity Transfer Agreement") providing for the permanent release, assignment or other transfer of NJEA's rights and obligations under the firm gas transportation and gas storage contracts listed on Exhibit 1 hereto (collectively, the "Transportation and Storage Contracts") to ERT.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to amend the Agreement as follows:

ARTICLE I - DEFINITIONS
Except where the context requires a different meaning, the following words or terms used herein have the meanings indicated:

1.1. "Additional Service Charge" means an additional fixed monthly charge payable by NJEA to PSE&G for a one (1) year period commencing on each anniversary of the Effective Date based on the total volumes of gas NJEA utilizes pursuant to Sales Service, Extended Gas Service and/or Redelivery Service (due to an interruption pursuant to Section 7) during the immediately preceding one (1) year period or during any successive one (1) year period through the term of the Agreement, equal to the amounts set forth in Schedule 1 hereto; provided, however, that such amounts shall be pro rated for any partial calendar month.

1.2. "Amended and Restated PPA" has the meaning given in the Recitals.
1.3. "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in New Jersey are required or authorized to be closed.
1.4. "Capacity Transfer Agreement" means the Capacity Transfer Agreement between ERT and NJEA, dated as of October 9, 2003, as amended to date
1.5. "Daily Nomination Quantity" means the daily quantity of gas specified in NJEA's notice to PSE&G pursuant to Section 4.4.1., adjusted as provided in Section 4.4.2.
1.6. "Day" means a period of 24 consecutive hours beginning at 8:00 a.m. (Eastern Prevailing Time). The date of a day is that of its beginning.
1.7. "Eastern Prevailing Time" means either Eastern Standard Time or Eastern Daylight Savings Time, as in effect from time to time.
1.8. "Effective Date" means 11:59 p.m. (Eastern Prevailing Time) on December 23, 2003.
1.9. "ERT" means PSEG Energy Resources and Trade, LLC, and its successors and permitted assigns under the Capacity Transfer Agreement.
1.10. "Excess Amount" has the meaning given in Section 9.6(a).
1.11. "Existing PPA" has the meaning given in the Recitals.
1.12. "Exposure" means, as of any Business Day (i) the total of amounts currently accrued, owing and not yet paid from NJEA to PSE&G pursuant to this Agreement, less (ii) NJEA Exposure.
1.13 "Extended Gas Service" means the sale and delivery of gas to NJEA by PSE&G on days when the Sales Service is interrupted by PSE&G under Section 7.1.

1.14. "Extended Gas Service Charge" means the price per dekatherm that PSE&G will charge NJEA for the Extended Gas Service. The Extended Gas Service Charge will be equal to the sum of the Propane Cost Per Dekatherm plus an amount which will be $1.55 per dekatherm in 2003 and will be increased annually, effective as of the first day of the calendar year, by $0.05 per dekatherm.

1.15. "Facility" has the meaning given in the Recitals.
1.16. "Gas Purchase Agreement" has the meaning given in the Recitals.

1.17. "Gas Daily Price" means, for any Day, the arithmetic average of (i) the daily "Midpoint" gas prices published by Platts in The Gas Daily Price Guide "Daily Price Survey" under "City Gates", "Texas Eastern, zone M-3" and (ii) the daily "Midpoint" gas prices published by Platts in The Gas Daily Price Guide "Daily Price Survey" under "City Gates", "Transco, zone 6 N.Y."

1.18. "Gas Day" means a period of consecutive hours beginning 10:00 a.m. (Eastern Prevailing Time) and ending 10:00 a.m. (Eastern Prevailing Time) the following calendar day.
1.19. "GNP Deflator" means the Implicit Price Deflator of GNP as published by the United States Department of Commerce, Bureau of Economic Analysis, in "Survey of Current Business."
1.20. "JCP&L" has the meaning given in the Recitals.

1.21. "Maximum Daily Sales Quantity" means the maximum quantity of gas that NJEA may request and PSE&G is obligated to sell on any day under the Sales Service and shall be equal to 57,500 dekatherms per day.

1.22. "Mean Daily Temperature Forecast for Newark, New Jersey" means the mean temperature for any Day at Newark International Airport as projected by Weather Services Corporation (or such other weather service as may be retained by PSE&G) at or after 10:00 am on the preceding Day.

1.23. "Month" means a period beginning at 10:00 a.m. (Eastern time) on the first day of a calendar month and ending at 10:00 a.m. (Eastern time) on the first day of the next calendar month.
1.24. "NJBPU" means the New Jersey Board of Public Utilities.
1.25 "NJEA Exposure" means, as of any Business Day (i) the total of amounts currently accrued, owing and not yet paid from PSE&G to NJEA pursuant to this Agreement.
1.26. "NJEA Guarantee(s)" means one or several documents reasonably acceptable to PSE&G that guarantees NJEA's performance under this Agreement.
1.27. "NJEA Guarantor" means an entity that provides an NJEA Guarantee.

1.28. "NJEA Threshold" means, as of any Business Day the total aggregate limit of liability in force and effect as of such Business Day with NJEA Guarantors, plus $1,000,000. In the event the credit rating of an NJEA Guarantor falls below that of investment grade by a major rating agency, or if PSE&G has reasonable grounds for insecurity as to the ability of an NJEA Guarantor to perform its obligations under the NJEA Guarantee it has issued, the NJEA Threshold shall be decreased by the amount of the guaranty provided by said NJEA Guarantor.

1.29. "Performance Assurance" means (i) cash, or (ii) letters of credit from a Qualified Institution and in a form reasonably acceptable to PSE&G, or (iii) additional guarantees or other performance assurances reasonably acceptable to PSE&G.

1.30. "Prime Rate" means the prime rate quoted by Chase Manhattan Bank, New York.

1.31. "Propane Cost Per Dekatherm" means the price of eleven (11) gallons of propane delivered to PSE&G's production facilities; provided that such price reflects a reasonable price for feedstock meeting the quality requirements of PSE&G's production facilities, taking into account usual trade terms and discounts.

1.32. "Qualified Institution" means a commercial bank or trust company organized under the laws of the United States or a political subdivision thereof, having assets of at least $10 billion and a minimum "A" senior unsecured debt rating (or, if unavailable, corporate issuer rating discounted one notch) from S&P or "A2" from Moody's.

1.33. "Redelivery Service" means the service under which PSE&G will redeliver to NJEA any gas delivered to PSE&G by NJEA up to the Maximum Daily Sales Quantity (or as otherwise mutually agreed to by the parties on a case-by-case basis) pursuant to Section 4.2.2. on days when Extended Gas Service is interrupted by PSE&G under Section 7.2. or pursuant to Section 14.9.

1.34. "Sales Service" means the sale and delivery by PSE&G to NJEA of natural gas from PSE&G's system supply in accordance with the terms of this Agreement.
1.35. "Service Charge" means, for any Month, a charge payable by NJEA to PSE&G in an amount equal to $200,000.00, provided, however, that such amount shall be pro rated for any partial calendar month.
1.36. "Texas Eastern" has the meaning given in Section 6.1.3.
1.37. "Transco" has the meaning given in Section 6.1.3.

1.38. "Transfer Deadline" means (i) with respect to a demand for posting or return of Performance Assurance received on or before 1 p.m. (Eastern Prevailing Time), the close of the next following Business Day, and (ii) with respect to a demand for posting or return of Performance Assurance received after 1 p.m. (Eastern Prevailing Time), the close of the second Business Day following the date of the demand.

ARTICLE II - [RESERVED]
ARTICLE III - [RESERVED]
ARTICLE IV - SERVICE OBLIGATIONS
4.1. Sales Service

4.1.1. Commencing on the Effective Date, and on each day thereafter during the term of this Agreement, PSE&G agrees to deliver and sell the Daily Nomination Quantity, but in no event more than the Maximum Daily Sales Quantity, all in accordance with the terms of this Agreement.

4.1.2. If, on any day during the term of this Agreement, NJEA requests the purchase of a quantity of gas in excess of the Maximum Daily Sales Quantity and PSE&G in its sole judgment can make available such additional gas, then PSE&G agrees to sell such gas to NJEA.

4.1.3. The price for the Sales Service will be determined in accordance with Section 6.1. Sales Service will be subject to interruption only as provided in Section 7.1.
4.2. Extended Gas Service

4.2.1. For the full remaining term of this Agreement, NJEA hereby elects to take Extended Gas Service for each winter season (which winter season commences on November 1 of a calendar year and continues through March 31 of the next calendar year). The Extended Gas Service will be at the price specified in Section 6.2., and will be subject to interruption only as provided in Section 7.2. The daily quantity that PSE&G is obligated to deliver of Extended Gas Service will be equal to the Daily Nomination Quantity, but in no event greater than the Maximum Daily Sales Quantity.

4.2.2. If PSE&G interrupts Extended Gas Service on any Day pursuant to Section 7.2., PSE&G will use reasonable efforts to provide Redelivery Service to NJEA and such Redelivery Service shall be included in the applicable Service Charge or Additional Service Charge (if applicable at the time). Unless agreed to otherwise by PSE&G, Redelivery Service due to an interruption pursuant to Section 7 will be limited to gas supplied and delivered by or on behalf of NJEA to PSE&G at Transco's Sayreville Metering and Regulating Station in Sayreville, New Jersey. NJEA affirms that PSE&G has no obligation to effect such Redelivery Service if, in PSE&G's sole judgment, such redelivery shall have an adverse effect on PSE&G, its operations, or its other customers.

4.3. Delivery Parameters

4.3.1. All gas sold or delivered under this Agreement by PSE&G to NJEA will be delivered at the outlet of the meter at NJEA's Facility. All gas delivered under this Agreement by NJEA to PSE&G will be delivered at the point of interconnection between the facilities of PSE&G and the interstate pipeline transporting such gas on behalf of NJEA.

4.3.2. All gas delivered to the Facility by PSE&G will be at a temperature of 40 to 325 degrees Fahrenheit, and at a pressure no higher than 370 PSIG and no lower than the lower of 330 PSIG or 50 PSIG below the pressure of gas delivered by Transco at Transco's point of delivery to PSE&G at Sayreville, New Jersey on Transco's Lower New York Bay Lateral.

4.3.3. Gas delivered to PSE&G by or on behalf of NJEA pursuant to Section 4.2.2. will conform to the quality standards of the delivering pipelines. Gas delivered to NJEA by PSE&G will conform to the same standards or to PSE&G's general system-wide standards, provided that the sulphur content of gas delivered to the Facility by PSE&G over any thirty-day period will not exceed the higher of (i) three-fifths (0.6) grain per hundred Standard Cubic Feet, or (ii) one-fifth (0.2) grain per hundred Standard Cubic Feet above the sulphur content of the gas delivered to PSE&G by the interstate pipelines supplying the Facility.

4.4. Scheduling of Service

4.4.1. By 10:00 a.m. (Eastern Prevailing Time) on the Business Day immediately preceding any Gas Day, NJEA will provide notice to PSE&G of (i) the Daily Nomination Quantity for such Gas Day and (ii) the estimated hourly usage schedule for such Gas Day.

4.4.2. By 6:00 p.m. (Eastern Prevailing Time) on the day immediately preceding any Gas Day, NJEA will provide notice to PSE&G if NJEA elects to increase or decrease the Daily Nomination Quantity provided pursuant to Section 4.4.1. The parties acknowledge that such election is afforded to NJEA to accommodate NJEA's good faith predictions regarding Facility operations (including, without limitation, the outcome of the Facility bid) for such Gas Day. Accordingly, PSE&G shall have the right to reject an election by NJEA pursuant to this Section 4.4.2. if, in PSE&G's reasonable judgment, NJEA has demonstrated a frequent abuse of such election by consistently nominating a Daily Nomination Quantity pursuant to Section 4.4.1. and subsequently altering the amount of such Daily Nomination Quantity pursuant to this Section 4.4.2. without regard to Facility operations (including, without limitation, the outcome of the Facility bid) for such Gas Day. If NJEA elects to increase the Daily Nomination Quantity, then PSE&G shall use commercially reasonable efforts to obtain the increased amount of gas.

4.5. Daily and Monthly Imbalances and Penalties

4.5.1. Notwithstanding the Daily Nomination Quantity for any Gas Day, the quantity of gas reflected in PSE&G's meter data for the Facility for such Gas Day may vary from such amount and any such variance or imbalance may result in gas imbalances as described below. Daily gas imbalance charges shall be calculated as follows:

4.5.1.1. If on any Gas Day the quantity of gas reflected in PSE&G's meter data for the Facility is less than ninety percent (90%) of the Daily Nomination Quantity for such Gas Day, then NJEA shall pay PSE&G an amount equal to (i) the difference between ninety percent (90%) of the Daily Nomination Quantity for such Gas Day and the quantity of gas reflected in PSE&G's meter data for the Facility for such Gas Day multiplied by (ii) ten percent (10%) of the Gas Daily Price. The parties acknowledge that NJEA shall not be obligated to pay the per dekatherm charge under Section 6.1.1. for any gas that is not reflected in PSE&G's meter data for the Facility.

4.5.1.2. If on any Gas Day the quantity of gas reflected in PSE&G's meter data for the Facility is greater than one hundred ten percent (110%) of the Daily Nomination Quantity for such Gas Day, then NJEA shall pay PSE&G an amount equal to (i) the difference between the quantity of gas reflected in PSE&G's meter data for the Facility for such Gas Day and one hundred ten percent (110%) of the Daily Nomination Quantity for such Gas Day multiplied by (ii) ten percent (10%) of the Gas Daily Price.

4.5.2. Any amounts payable by NJEA to PSE&G pursuant to application of Sections 4.5.1.1. and 4.5.1.2. shall be added to the amounts payable by NJEA hereunder as described in Section 6.1.4.

4.5.3. If NJEA is utilizing Redelivery Service due to an interruption pursuant to Section 7, then NJEA shall deliver (or arrange for delivery of) a quantity of gas to PSE&G that is sufficient to accommodate the quantity of gas that NJEA is taking pursuant to Redelivery Service. If NJEA fails to deliver (or arrange for delivery of) such quantity of gas to PSE&G, then PSE&G may suspend deliveries of gas to the Facility until such time as the delivery of such quantity of gas to PSE&G commences.

4.5.4. If at any time NJEA is utilizing gas at the Facility at a rate other than a uniform hourly rate and PSE&G determines, in its reasonable discretion based upon good gas industry practices, that the integrity of all or a portion of its gas distribution system is being jeopardized because of such utilization, or one of the transporters delivering gas to PSE&G enforces uniform hourly take restrictions, then PSE&G may limit the amount of gas redelivered to the Facility each hour to one twenty-fourth (1/24th) of the Daily Nomination Quantity or the gas NJEA is delivering to PSE&G.

4.5.5. During periods when Sales Service is being utilized or Redelivery Service pursuant to Section 14.9. is being utilized, if after receiving notice of a suspension or limitation in accordance with this Agreement NJEA continues to utilize a quantity of gas which is inconsistent with such suspension or limitation during the duration of any such suspension or limitation, then NJEA shall be subject to a penalty equal to ten dollars ($10) per dekatherm multiplied by the difference between the actual gas utilization by NJEA and the volume of gas that is allowed for utilization by NJEA consistent with such suspension or limitation during such time period. During periods when Redelivery Service due to an interruption pursuant to Section 7 is being utilized or Extended Gas Service is being utilized, if after receiving notice of a suspension or limitation in accordance with this Agreement NJEA continues to utilize a quantity of gas which is inconsistent with such suspension or limitation during the duration of any such suspension or limitation, NJEA shall be subject to a penalty equal to twenty-five dollars ($25) per dekatherm multiplied by the difference between the actual gas utilization by NJEA and the volume of gas that is allowed for utilization by NJEA consistent with such suspension or limitation during such time period. In addition to the foregoing penalties, NJEA shall be responsible for any penalties assessed on or against PSE&G by an interstate pipeline serving the PSE&G system due to NJEA's refusal to reduce gas usage after notification or suspension.

4.5.6. Notwithstanding any provision in this Agreement to the contrary, NJEA shall be excused from accepting gas due to a force majeure pursuant to Article XIII and the quantity of gas that NJEA does not accept due to force majeure shall be deemed to have not been included in any Daily Nomination Quantities relating to the Gas Day on which such force majeure occurs or is continuing. In addition, the quantity of any gas deliveries that are curtailed, adjusted or suspended by PSE&G pursuant to this Agreement or that are not delivered to NJEA due to a PSE&G default shall be deemed to have not been included in any Daily Nomination Quantity relating to the Gas Day on which such curtailment, adjustment, suspension or default occurs.

ARTICLE V - [RESERVED]
ARTICLE VI - PRICE
6.1. Sales Service, Extended Gas Service, and Service Charge

6.1.1. Subject to Sections 4.5. and 6.1.2., the per dekatherm charge to NJEA for Sales Service for the quantity of gas reflected in PSE&G's meter data for the Facility on any Gas Day is an amount equal to the Gas Daily Price. Subject to Sections 4.5. and 6.1.2., the monthly charge to NJEA for Sales Service will be the sum of the daily quantities of gas reflected in PSE&G's meter data for the Facility multiplied by the respective Gas Daily Price.

6.1.2. Upon at least ten (10) Business Days' notice to PSE&G before the beginning of any Month, NJEA may elect to purchase a fixed amount of the Sales Service gas during such Month at a price equal to the arithmetic average of (i) the monthly gas "Index Price" published in Inside FERC "Gas Market Report" under "Market Center Spot-Prices", "Northeast", "Texas Eastern, zone M-3" and (ii) the monthly gas "Index Price" published in Inside FERC "Gas Market Report" under "Market Center Spot-Prices", "Northeast", "Transco, zone 6 N.Y.", each published on or about the fifth Business Day of each Month. Upon PSE&G's receipt of such notice, NJEA shall be obligated to purchase the elected fixed amount of Sales Service gas at the monthly price described in the preceding sentence at an equal daily amount for the respective Month. All Sales Service gas purchased in excess of the elected portion shall be purchased at the Gas Daily Price described in Section 6.1.1.

6.1.3. The gas indices described in this Section 6.1. are intended by the parties to reflect the market price of natural gas delivered to PSE&G at its city gate interconnection with Transcontinental Gas Pipeline ("Transco") and Texas Eastern Transmission Corporation ("Texas Eastern"). In the event any index ceases to be published, ceases to be determined substantially as such index is determined on the Effective Date or ceases to be representative of the market price of natural gas delivered to PSE&G at its city gate interconnection with Transco and Texas Eastern, then the parties shall meet as soon thereafter as possible to identify a replacement index or indices (as the case may be) with the intent of such replacement(s) being to represent the market price of natural gas delivered to PSE&G at its city gate interconnection with Transco and Texas Eastern.

6.1.4. The monthly charge to NJEA for the Sales Service and Extended Gas Service shall be adjusted to reflect any amount payable by NJEA pursuant to Section 4.5.
6.2. Extended Gas Service
The monthly charge to NJEA for Extended Gas Service will be the quantity of gas reflected in PSE&G's meter data for the Facility under such service multiplied by the Extended Gas Service Charge.
6.3. Service Charge

Commencing on the Effective Date and continuing for the remainder of the term of this Agreement, NJEA shall pay PSE&G (a) a monthly Service Charge that is a fixed amount per Month regardless of the amount of gas or service provided by PSE&G hereunder and (b) a monthly Additional Service Charge as set forth in Schedule 1 hereto, as applicable.

ARTICLE VII - INTERRUPTION OF SERVICE

7.1. The Sales Service for any Day will be subject to interruption by PSE&G if PSE&G notifies NJEA that the Mean Daily Temperature Forecast for Newark, New Jersey (issued within twenty four (24) hours of the notice of interruption and based on the then most current readings and data) is equal to or less than 22 degrees Fahrenheit. PSE&G will provide NJEA with as much notice as possible but no less than eight (8) hours notice of any interruption of service to the Facility pursuant to this Section 7.1. Any deliveries of gas during interruption of Sales Service pursuant to this Section 7.1. will be delivered by PSE&G to NJEA under Extended Gas Service pursuant to Section 4.2.1. In no event shall NJEA have the obligation to obtain or procure gas from any other source in the event of an interruption to Gas Service pursuant to this Section 7.1.

7.2. Extended Gas Service for any Day will be subject to interruption by PSE&G if PSE&G notifies NJEA that the Mean Daily Temperature Forecast for Newark, New Jersey (issued within twenty four (24) hours of the notice of interruption and based on the then most current readings and data) is 14 degrees Fahrenheit or below. PSE&G will provide NJEA with as much notice as possible but no less than eight (8) hours notice of any interruption of service to the Facility pursuant to this Section 7.2. Any deliveries of gas during interruption of Extended Gas Service pursuant to this Section 7.2. may be replaced with gas delivered by NJEA to PSE&G and transported and delivered by PSE&G to NJEA pursuant to Redelivery Service as provided in Section 4.2.2. In no event shall NJEA have the obligation to obtain or procure replacement gas from any source in the event of an interruption to Extended Gas Service pursuant to this Section 7.2.

ARTICLE VIII - FACILITIES

8.1. PSE&G, at its sole cost and expense, has installed and will maintain interconnection facilities necessary to permit the delivery of 57,500 dekatherms per day to the outlet of the meter at the Facility and to connect the Facility to PSE&G's system so as to allow for the provision of the services defined in this Agreement. NJEA has provided PSE&G with a lease at no cost at the Facility site for the land required for PSE&G's pipeline, metering, regulating and heating facilities

8.2. PSE&G will install and maintain at its own cost and expense such measuring equipment, including a meter of suitable accuracy of a type customarily used in the industry, as is required to record the quantities of gas sold or delivered to the Facility under this Agreement. PSE&G will be responsible for maintaining the accuracy of such measuring equipment and will test such equipment at reasonable intervals, or as requested by NJEA, but no more frequently than once in any sixty-day period. NJEA may have its representatives present at the test of such equipment. PSE&G will follow the standards of the NJBPU with regard to the testing and accuracy of measuring equipment. NJEA may maintain at its own expense check measuring equipment.

ARTICLE IX - ACCOUNTING
9.1. Payment
9.1.1. NJEA will pay PSE&G on a monthly basis, in accordance with Sections 9.1.3. and 9.2.:
(a) the charge, determined in accordance with Section 6.1., for Sales Service taken during the preceding Month; plus
(b) the charge, determined in accordance with Section 6.2., for Extended Gas Service taken during the preceding Month; plus
(c) the Service Charge and the Additional Service Charge, as applicable, determined in accordance with Section 6.3., for the preceding Month; plus

(d) subject to the provisions of Section 9.1.5., any taxes which are directly applicable to the services provided for in this Agreement and are collectable by PSE&G; including sales, gross receipts and franchise, energy use and similar taxes; and excluding indirectly applicable taxes such as personal property, real property, income, and business taxes; plus

(e) any other charges provided for in this Agreement that became due and owing in the preceding Month.
9.1.2. PSE&G will pay NJEA on a monthly basis, in accordance with Sections 9.1.3. and 9.2.:
(a) any taxes directly applicable to the services provided for in this Agreement which NJEA may be required by law to collect from PSE&G; plus
(b) any other charges provided under this Agreement that became due and owing in the preceding Month.

9.1.3. By the tenth day of each Month, NJEA will calculate all sums payable to it by PSE&G for services under this Agreement during the preceding Month and will deliver its invoice to PSE&G showing thereon full billing details. By the tenth day of the Month, PSE&G will calculate all sums payable to it by NJEA for services during the same period, and PSE&G will deliver its invoice to NJEA showing thereon full billing details. If PSE&G's invoice amount to NJEA exceeds NJEA's invoice amount to PSE&G, the difference will be due and payable to PSE&G by NJEA within 10 days of receipt of PSE&G's invoice. If NJEA's invoice amount to PSE&G exceeds PSE&G's invoice amount to NJEA, the difference will be due and payable to NJEA by PSE&G within 10 days of receipt of NJEA's invoice. If one party fails to issue its invoice as provided herein, the invoice of the other party will be due and payable by the 20th of the Month. Under no other circumstances will the invoice of either party be payable without offset against the invoice of the other.

9.1.4. If an index, rate, publication or other source of information required for the adjustment of any price; charge or credit under this Agreement is unavailable on the effective date for such adjustment, the invoices of the parties will be calculated using the best available estimate of such adjustment. When the information necessary for calculation of the actual adjustment becomes available, such invoices will be recalculated and any net charge or credit resulting from the recalculation will be reflected on the next Month's invoice with interest at the Prime Rate.

9.1.5. If a tax levied subsequent to the date of this Agreement is collectable by PSE&G under Section 9.1.1(d) but is not applicable at a rate equal to or greater than that payable by NJEA to at least 70% of all sales of gas to electric utilities in New Jersey for electric power generation, NJEA's obligation under Section 9.1.1(d) will be limited to an annual maximum amount which will be $2,000,000 in 1989. The maximum amount will be adjusted annually effective on the first day of the year by the percentage change during the preceding year in the GNP Deflator. If the tax collectable from NJEA exceeds the applicable maximum amount, the services provided for in this Agreement may be terminated or converted in accordance with the provisions of Section 10.3.

9.2. Mode of Payment

Each payment under this Agreement will be made by interbank wire transfer to the bank address designated in writing by each party no later than the Effective Date or to such other address as a party may from time to time designate by written notice.

9.3. Auditing

Each party will have the right at reasonable hours to examine the books, records, and charts of the other party to the extent necessary to verify the accuracy of any invoice, payment, measurement, calculation, or determination made pursuant to the provisions of this Agreement; provided, that if any such examination requires access to confidential information, the release of which would be harmful to PSE&G's competitive position, NJEA will select an examiner who is not in a position to benefit from such confidential information and such examiner will execute an agreement to maintain the confidentiality of the information to be examined. If any such examination reveals, or if either party discovers, any error or inaccuracy in its own or the other party's invoice, calculation, measurement or determination, then proper adjustment and correction thereof will be made as promptly as practicable thereafter, except that no adjustment or correction will be made if more than one year has elapsed since the error or inaccuracy occurred.

9.4. Failure to Pay

If either party fails to pay any amount payable to the other hereunder when due, interest thereon will accrue and be payable from the date on which payment was due until the date payment is made. The rate of such interest will be the Prime Rate plus two percent; provided, that the interest rate provided herein may never exceed the highest rate of interest permitted by applicable law. If any such failure to pay continues for 15 days after written protest by the party to whom such amount is due, such party may suspend performance under this Agreement and take any action provided in Section 9.6. upon notice to the other party; provided, however, that if either party in good faith disputes the amount of any such bill or any part thereof, and pays to the other party such amount as it concedes to be correct, and at any time thereafter within 15 days of a demand by the billing party, furnishes good and sufficient Performance Assurance, guaranteeing payment to the billing party of the amount ultimately found to be due under such bill after a final determination, reached either by agreement, arbitration or judgment of a court, then the billing party will not be able to suspend performance under this Agreement or seek other action provided in Section 9.6. The exercise of any such right will be in addition to any and all remedies otherwise available to such party.

9.5. Overpayment

If either party pays any amount shown due and owing upon the invoice of the other party, and such amount is subsequently determined by agreement, arbitration or judgment of court not to have been due and owing when paid, the payee will refund such amount to the paying party together with interest from the date of payment to the date of refund at the Prime Rate; provided, that the interest rate provided herein may never exceed the highest rate of interest permitted by applicable law.

9.6 Performance Assurance

(a) If, on any Business Day, the Exposure of PSE&G exceeds the NJEA Threshold, PSE&G may demand that NJEA deliver Performance Assurance to PSE&G in an amount equal to the amount by which such Exposure exceeds the NJEA Threshold (such amount hereinafter the "Excess Amount"). NJEA grants to PSE&G a first priority security interest in any and all Performance Assurance held by such other party from time to time. If, as of any Business Day, the aggregate amount of Performance Assurance held by PSE&G exceeds the Excess Amount by an amount greater than $250,000, PSE&G shall return Performance Assurance to NJEA in an amount such that, after giving effect to any such return, PSE&G holds Performance Assurance in an amount equal to not more than the sum of the Excess Amount plus $250,000, provided, however, that if PSE&G's Exposure is less than the NJEA Threshold, PSE&G shall return all Performance Assurance then held by it or its designee to NJEA.

(b) The act of posting or returning of Performance Assurance may only be requested on a Business Day, and the party receiving such request, if obliged to post or return Performance Assurance pursuant to Section 9.6(a) above, shall post or return such Performance Assurance by the Transfer Deadline. All deposits of Performance Assurance shall be rounded up to the nearest integral multiple of $250,000 and all returns of Performance Assurance shall be rounded down to the nearest integral multiple of $250,000.

(c) In the event that NJEA fails to post the Performance Assurance pursuant to this Section 9.6. by the Transfer Deadline, then an event of default shall be deemed to occur and PSE&G shall be entitled to suspend provision of Sales Service, Extended Gas Service, and Redelivery Service, as applicable, until such time that such default has been cured.

(d) In the event that NJEA fails to pay amounts owed to PSE&G under this Agreement when due, PSE&G may setoff such amounts owed against amounts held by PSE&G as Performance Assurance and/or PSE&G may proceed to collect on any NJEA Guarantee(s); provided, however, that with respect to any such setoff, PSE&G shall provide NJEA with written notification of such setoff, and the obligations so setoff shall be deemed satisfied and discharged in full for all purposes under this Agreement.

(e) In the event that PSE&G fails to comply with this Section 9.6. by complying with a proper request by NJEA pursuant to Section 9.6(a) to return amounts held by PSE&G as Performance Assurance, NJEA shall be entitled to set off any and all amounts due and owing under this Agreement against such Performance Assurance; provided, however, that with respect to any such setoff, NJEA shall provide PSE&G with written notification of such setoff, and the obligations so setoff shall be deemed discharged in full for all purposes under this Agreement.

(f) The costs of posting and maintaining Performance Assurance in the form of a letter of credit shall be borne by NJEA. Performance Assurance held by PSE&G in the form of cash will accrue interest for the benefit of NJEA at the average Federal Funds Effective Rate for the period of time the funds are on deposit. The Federal Funds Effective Rate is published daily on the Federal Reserve website (http://www.federalreserve.gov/releases/h15/update/). Upon receipt of NJEA's interest invoice, PSE&G will deliver to NJEA not later than the third Business Day after such receipt, all such interest accruing in the previous calendar month, except to the extent that any such transfer would result in PSE&G being entitled to a call for Performance Assurance from NJEA hereunder.

(g) The credit requirements contained in this Section 9.6. shall continue in force and effect in the event this Agreement is assigned pursuant to Section 14.5. unless the parties agree otherwise in writing.

ARTICLE X - TERM

10.1. The term of this Agreement will expire on August 13, 2011. During the term of this Agreement, NJEA and PSE&G agree that the Sales Services, Extended Gas Service and Redelivery Service provided under this Agreement will be the sole sources of gas supply for the Facility.

10.2. If the NJBPU or any other regulatory authority having jurisdiction over this Agreement takes any action that (i) requires an increase in the Service Charge above the level determined in accordance with Section 1.35., or (ii) materially alters the method specified in Section 6.1. for the calculation of the price of gas sold to NJEA under the Sales Service, then NJEA may terminate this Agreement on 90 days notice in writing to PSE&G; provided that if such regulatory action is rescinded within such notice period, this Agreement will remain in effect. If PSE&G provides NJEA with written notice of the nature, effect and effective date of any regulatory action of the type described in this Section, subject to NJEA's right of termination as provided for in this Section, the pricing provisions of this Agreement affected by such regulatory action will be deemed to have been amended to conform to such action.

10.3. If the amount of any tax directly applicable to the services provided for in this Agreement and collectable by PSE&G from NJEA exceeds the maximum amount determined in accordance with Section 9.1.5., but is limited to such maximum by the provisions of Section 9.1.5., the parties will attempt to negotiate a mutually agreeable apportionment of the obligation to pay such excess amount. If no agreement between the parties is reached within 30 Days after one party requests such negotiations by written notice to the other party, the service or services to which such tax is applicable will terminate unless NJEA elects to pay the full amount of such tax for a period specified by NJEA, or PSE&G elects to pay the amount of the tax in excess of NJEA's maximum obligation under Section 9.1.5. for a period specified by PSE&G. At the end of the period so elected by NJEA or PSE&G, the service or services to which the tax is applicable will terminate. NJEA agrees that notwithstanding anything contained herein to the contrary, the Service Charge and the Additional Service Charge, as applicable, will continue to accrue on a monthly basis and NJEA will not be excused from paying such amounts due to a termination pursuant to this Section 10.3. for two (2) years following the effective date of such termination.

ARTICLE XI - REGULATORY APPROVALS

11.1. The parties recognize that this Agreement will be subject to the jurisdiction of and approval by the NJBPU. The parties also recognize that certain of the transportation and storage agreements described herein, or any substitute arrangements, will be subject to jurisdiction by the FERC.

ARTICLE XII - POSSESSION, TITLE, AND WARRANTY

12.1. Title to gas sold by PSE&G to NJEA will pass from PSE&G to NJEA at the point of interconnection between the facilities of PSE&G and the outlet of the meter at NJEA's Facility. Until the gas reaches the outlet of the meter, PSE&G will be deemed to be in exclusive control and possession of, and fully responsible for such gas. After the gas has reached the interconnection NJEA will be deemed to be in exclusive control and possession of, and fully responsible for such gas.

12.2. NJEA, as to all gas delivered by it to PSE&G, and PSE&G, as to all gas delivered by it to NJEA, warrant for themselves, and their successors and assigns, that they will at the time of delivery to the other party have good and merchantable title to all such gas or the good right to deliver such gas free and clear of all liens, encumbrances and claims whatsoever. Each party will indemnify the other save it and its successors and assigns harmless from all suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of adverse claims to such gas by any third party or parties, including claims by any third party or parties for any royalties, taxes, license fees or charges applicable to such gas or to the delivery thereof.

ARTICLE XIII: FORCE MAJEURE

13.1. The term force majeure means an event (i) that was not within the control of the party claiming its occurrence; (ii) that could not have been prevented or avoided by such party through the exercise of due diligence; and (iii) that materially impairs the ability of such party to perform its obligations under this Agreement. Events that may give rise to a claim of force majeure include, but are not limited to:

(a) Acts of God, earthquakes, epidemics, fires, floods, hurricanes, landslides, lightning, storms, washouts, freezing of wells or lines of pipe;
(b) Acts of the public enemy, wars, blockage, insurrections, riots, civil disturbances and arrests;
(c) Strikes, lockouts or other industrial disturbances,
(d) Explosions, breakage, accidents to machinery or lines of pipe;
(e) Inability to obtain or unavoidable delay in obtaining materials, equipment, easements, franchises or permits;
(f) Failure or refusal of any entity to deliver gas under firm contracts, or to transport gas delivered or to be delivered under this Agreement;
(g) The order of any court having jurisdiction while the same is in force and effect;

(h) A partial or full interruption in the generating capability of the Facility due to any unplanned component failure (immediate, delayed, postponed, or startup failure) or any other condition that requires the applicable unit to be removed from service, or prevents the unit from going into service, including (without limitation) (1) any inability to successfully start-up and commence generation following a period during which the Facility has not been operational for any reason and (2) any unplanned or planned interruption in the generating capability of the Facility in order to conduct repair, replacement, maintenance or diagnostic activity to avoid loss or serious injury or damage to persons or property that NJEA reasonably expects to occur within ten (10) days after the beginning of the interruption if the repair, replacement, maintenance or diagnostic activity is not performed;

(i) The existence of a physical or operational condition and/or the occurrence of an event on the PSE&G system which in PSE&G's reasonable judgment: (i) is imminently likely to endanger life or property or (ii) impairs and/or imminently will impair: (a) PSE&G's ability to discharge its statutory obligation(s) to provide safe, adequate and proper service to its customers and/or (b) the safety and/or reliability of PSE&G's system;

(j) The imposition by a governmental authority of laws, conditions limitations, rules or regulations that materially impair the ability of NJEA or PSE&G to perform its obligations under this Agreement, including, but not limited to, actions restricting the ability of PSE&G to acquire gas;

(k) The imposition by an operator of facilities (other than NJEA or PSE&G) at any point at which gas to be purchased and sold under this Agreement is received by or delivered to PSE&G or NJEA of quality and pressure conditions that are different from those in effect on the Effective Date and that materially impair the ability of either NJEA or PSE&G to perform its obligations under this Agreement.

13.2. If an occurrence of force majeure renders either party wholly or partially unable to carry out its obligations under this Agreement, such party will promptly give the other party notice and full particulars of the occurrence in writing or by telecopier or telegraph, and the obligations of both parties under this Agreement will be suspended to the extent that they are affected by the occurrence. Such suspension will be effective only during the continuance of the inability to perform caused by the force majeure occurrence, and will not apply to the obligation to pay when due any charges accrued under this Agreement. NJEA agrees that notwithstanding anything contained herein to the contrary, the Service Charge and the Additional Service Charge, as applicable, will continue to accrue on a monthly basis and NJEA will be not be excused from paying such amounts by reason of a force majeure.

13.3. A party claiming force majeure as grounds for suspension of its performance under this Agreement will proceed with due diligence and with all reasonable dispatch to remedy the cause of its inability to perform and to put itself in position to resume its obligations.

13.4. The requirement of Section 13.3. that an inability to perform caused by an event of force majeure be remedied with all reasonable dispatch does not obligate a party to settle a strike, lockout or other industrial dispute or disturbance by acceding to the demands of an opposing party. Any such settlement will be entirely within the discretion of the party having the difficulty.

ARTICLE XIV - MISCELLANEOUS
14.1. Headings.

The headings used throughout this Agreement are inserted for reference purposes only, and are not to be considered or taken into account in construing the terms or provisions of any Article or Section hereof nor to be deemed in any way to qualify, modify or explain the effect of any such provisions or terms.

14.2. Waiver.
No waiver by NJEA or PSE&G of any default of the other under this Agreement will operate as a waiver of a future default whether of a like or different character.
14.3. Entire Agreement.

This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any other prior agreements, written or oral, between the parties concerning such subject matter.

14.4. Construction.
This Agreement will be construed in accordance with the laws of the State of New Jersey.
14.5. Assignment.
14.5.1. Without the prior consent of the other party:
(a) Either party, its successor or permitted assignee may assign any of its rights, titles or interests hereunder to an entity or entities with which it is affiliated;

(b) Either party, its successor or permitted assignee may assign any of its rights, titles or interests hereunder to any entity that succeeds by purchase, merger or consolidation to all or substantially all of the assets of the party;

(c) NJEA, its successor or permitted assignee may assign any of its rights, titles and interests hereunder to existing and future lenders secured, in whole or in part, by interests in the Facility or NJEA or affiliates of NJEA; and

(d) NJEA, its successor or permitted assignee may assign any of its rights, titles and interests hereunder to any person, corporation, bank, trust company, association or other business entity upon enforcement of any security assignment described in Subsection (c) above.

14.5.2. Except as permitted by Section 14.5.1., no party may assign or otherwise convey any of its rights, titles or interests hereunder without the prior written consent of the other party, which consent may not be unreasonably withheld or delayed.

14.5.3. An entity that succeeds by purchase, merger or consolidation to all or substantially all of the assets of NJEA or PSE&G will be subject to the obligations of its predecessor in title under this Agreement. Otherwise, no assignment permitted by Section 14.5.1. will relieve the assigning party from any of its obligations under this Agreement unless the parties agree in writing to such relief.

14.5.4. If an assignment made by either party is a permitted assignment described in Section 14.5.1., the other party, upon request, will acknowledge in writing that the assignment is effective under this Agreement and that the assignee is entitled to enforce this Agreement against such other party.

14.5.5. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assignees described in Section 14.5.1.

14.5.6. An entity that assumes the obligations of the assigning party in Section 14.5.1(a) or (d) shall be required to satisfy the reasonable credit standards of the non-assigning party before the assignment may become effective.

14.6. Addresses.

All demands for posting or other correspondence related to Performance Assurance pursuant to Section 9.6., written notices and invoices to be submitted to a party hereunder will be in writing and will be sent by prepaid mail, telecopier or telegram addressed to the address stated below or to such other address as a party may hereafter designate in writing:

To PSE&G:
Public Service Electric & Gas Company 80 Park Plaza PO Box 570-14 Newark, New Jersey 07101 Attention: Peter Collette Facsimile: (973) 430-5519
To NJEA:

North Jersey Energy Associates, A Limited Partnership
c/o Northeast Energy, LP
c/o ESI Northeast Energy GP, Inc., Its General Partner
700 Universe Blvd.
P.O. Box 14000
Juno Beach, FL 33408
Attention: Business Manager
Facsimile: (561) 304-5161

14.7. Replacement of Pricing Data Sources.

In the event that a publication or source listed in this Agreement as a source for a price or price adjustment factor ceases to be available, or is no longer generally applicable, the parties will in good faith agree upon a replacement publication or source providing reasonably comparable information.

14.8. Confidentiality.

14.8.1. The parties agree that the terms and conditions of this Agreement constitute confidential commercial information which is not available in public sources and is of type customarily held in confidence by the parties. Neither party will without the consent of the other disclose the terms and conditions of this Agreement to any third party except:

(a) upon request, to a governmental agency having authority to review such terms and conditions in the conduct of its official duties;
(b) pursuant to order or legal process duly issued by a court of law or administrative agency, to such party as may be designated in such order or process; or

(c) to any person not a party to this Agreement who, by reason of his relationship to the parties, the Facility or the implementation of this Agreement, is both entitled to know and has a need to know such terms and conditions; including partners of NJEA, lenders or leaser to NJEA, and professional advisors to the foregoing and to PSE&G.

14.8.2. Each of the parties agrees to use the same degree of care in preserving the confidentiality of this Agreement as it uses in preserving the confidentiality of its other confidential commercial information, but neither party shall be liable to the other for any disclosure of this Agreement unless the disclosing party has acted in bad faith with the approval of such party's management.

14.9 Redelivery Service Due to PSE&G Default

Upon the occurrence of any default by PSE&G in the performance of its Sales Service and Extended Gas Service obligations hereunder, NJEA shall be entitled to mitigate its damages resulting therefrom by obtaining gas from a third party and causing such gas to be delivered to PSE&G at any location where PSE&G is authorized to received gas deliveries (subject to capacity availability and PSE&G's ability to receive gas at such point(s) at that time) and PSE&G shall transport and deliver such gas utilizing Redelivery Service. All quantities of gas obtained by NJEA from third parties pursuant to this Section 14.9. shall not be included in the calculation of the total volumes of gas NJEA utilizes for purposes of calculating any applicable Additional Service Charge

14.10 Modifications
This Agreement may not be altered or modified by either PSE&G or NJEA except by an instrument in writing executed by both of them.
14.11 Approvals

PSE&G and NJEA each represents and warrants to the other that the person who signs below on its behalf has authority to execute this Agreement on its behalf without the further concurrence or approval of any person, entity or court, and that all requisite approvals to enter into, and bind PSE&G and NJEA, as applicable, to the Agreement have been obtained as of the date of such execution on behalf of such party.

14.12 Counterparts
This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same agreement.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or agents, as applicable, as of the day and year first written above.
PUBLIC SERVICE ELECTRIC AND GAS COMPANY
By:	FREDERICK W. LARK

Name: Frederick W. Lark Title: V.P., Business Analysis

NORTH JERSEY ENERGY ASSOCIATES, A LIMITED PARTNERSHIP
By:	Northeast Energy, LP, its general partner
By:	ESI Northeast Energy GP, Inc., Its administrative general partner
By:	NATHAN E. HANSON

Nathan E. Hanson Director

EXHIBIT 1
TRANSPORTATION AND STORAGE CONTRACTS
1.	Firm Transportation Service Agreement dated as of February 28, 1994, by and between CNG Transmission Corporation, a Delaware Corporation, (now Dominion Transmission Corporation) and NJEA.
2.

Service Agreement Applicable to the Storage of Natural Gas under Rate Schedule GSS dated as of September 30, 1993 and amended November 1, 1998, by and between CNG Transmission Corporation, a Delaware corporation, (now Dominion Transmission Corporation) and NJEA.

3.

Service Agreement Applicable to the Transportation of Natural Gas under Rate Schedule FT-GSS dated as of September 30, 1993 and amended November 1, 1998, by and between CNG Transmission Corporation, a Delaware corporation, (now Dominion Transmission Corporation) and NJEA.

4.	Service Agreement for Rate Schedule FTS-5 dated February 16, 1994, by and between Texas Eastern Transmission Corporation, a Delaware corporation, and NJEA.
5.	Firm Transportation Service Agreement dated as of February 1, 2003, by and between Transcontinental Gas Pipe Line Corporation, a Delaware Corporation, and NJEA.

SCHEDULE 1
ADDITIONAL SERVICE CHARGE
The Additional Service Charge shall be calculated as follows:
OVERAGE		ADDITIONAL SERVICE CHARGE

Volumes of gas NJEA utilizes above 6 bcf/year but less than or equal to 10 bcf/year pursuant to:		$60,000/Month
-	Sales Service
-	Extended Gas Service and/or
-	Redelivery Service due to an interruption pursuant to Section 7
Volumes of gas NJEA utilizes above 10 bcf/year pursuant to:		$100,000/Month
-	Sales Service
-	Extended Gas Service and/or
-	Redelivery Service due to an interruption pursuant to Section 7